NEWS

2530 Meridian Parkway
Durham, NC 27713
(919) 806-4722
www.emrise.com

CONTACT:

Allen & Caron Inc

Rene Caron (investors)

Len Hall (media)

(949) 474-4300

rene@allencaron.com

len@allencaron.com

EMRISE ANNOUNCES 2014 FIRST QUARTER Results

Electronic Devices and Communications Equipment Segments Generated Operating Profits

DURHAM, NC – May 15, 2014 – EMRISE CORPORATION (OTCQB: EMRI), a multi-national manufacturer of defense and aerospace electronic devices and communications equipment, today announced its financial results for its first quarter ended March 31, 2014.

Overall net sales in the 2014 first quarter increased to $7.8 million from $7.7 million in the 2013 first quarter. Chairman and CEO Carmine T. Oliva noted that the rate of incoming orders in the Company’s Electronic Devices and Communications Equipment segments during this year’s first quarter was strong and by the end of the quarter the Company’s total backlog had increased to $26.8 million from $24.5 million and $25.9 million, respectively, at the end of the first and fourth quarters of last year.

Oliva also noted that both the Electronic Devices segment and the Communications Equipment segment generated an operating profit in the first quarter of 2014.

Net sales in this year’s first quarter, however, were impacted by a 6 percent year-over-year decline in shipments in the Company’s electronic devices segment, principally due to customer scheduling that results in stronger levels of scheduled shipments in the second, third and fourth quarters than in the first quarter of this year.

“The level of shipments in the Electronic Devices segment during the 2014 first quarter was offset by a 19 percent year-over-year increase in sales in the Company’s Communications Equipment segment,” Oliva added. “And we were encouraged by the continued improvement in the order rate of communications equipment in this year’s first quarter, which resulted in improved backlogs at both the Company’s French and U.S. operations.”

Total operating expenses in the 2014 first quarter were $2.7 million, compared to $2.6 million for the same period in 2013. The overall loss from operations in this year’s first quarter was $652,000, which included higher than normal corporate legal costs and the fees related to the Company’s financial advisors, compared to a loss from operations in the first quarter of 2103 of $368,000.

The higher than normal corporate costs incurred in the 2014 first quarter included unbudgeted legal fees and costs associated with the notes originally held by the previous owners of the Company’s former subsidiary Advanced Control Components, Inc. (ACC). Also included were advisory fees paid to the Company’s investment bankers in conjunction with the process initiated by the Company last year to determine a range of strategic opportunities to maximize stockholder value. There were no higher corporate legal costs and fees paid to financial advisors in the first quarter of 2013.

Net loss for the first quarter of 2014 was $785,000, or $0.07 per basic and diluted share, compared to net loss for the 2013 first quarter of $528,000, or $0.05 per basic and diluted share. In addition to the expenses included in the 2014 first quarter mentioned above, the first quarter of every year is when the Company bears the largest proportion of the expenses associated with required year-end financial reporting, the issuance of its annual filings and other public company matters.

“Even though the first quarter of a year is typically the weakest quarter of each year and the loss in this year’s first quarter was anticipated, it was nonetheless disappointing despite the continuing strength of our operating units,” Oliva said.

Electronic Devices Segment

Net sales of EMRISE’s Electronic Devices segment in the 2014 first quarter were $5.2 million compared to $5.5 million in the prior year’s first quarter. The order rate for power systems remains strong. However, the biggest shortfall in shipments in the 2014 first quarter, when compared to the first quarter of 2013, was due to the scheduled delivery dates of the large RF orders received in 2013.

The continuing escalation of demand for the electronic devices produced by the Company’s UK subsidiaries and used in In-flight Entertainment and Connectivity (IFE&C) systems is encouraging and the order rate for these products is expected to continue. There can be, however, some uncertainty as to when customers may schedule delivery of these orders.

Communications Equipment Segment

Communications Equipment net sales in the 2014 first quarter were $2.6 million, up 19 percent compared to $2.2 million in the first quarter of 2013.

International communication equipment orders, including orders from the U.K. and France, have continued to provide a solid backlog of orders, which remains higher than in recent years. During this year’s first quarter, there was also the beginning of an improving trend in orders, backlog and shipments in the Company’s operations in the United States that resulted in a modest contribution to the performance of the Communications Equipment segment.

Gross Margin, Balance Sheet Data and Adjusted EBITDA

The Company’s overall gross margin in the first quarter of 2014 was 25.8 percent, compared to 29.6 percent in the prior year’s first quarter. The overall reduction in sales in the Electronic Devices segment translated into a weaker gross margin as fixed overhead costs had to be absorbed across a lower level of sales.

As of March 31, 2014, the Company’s cash and cash equivalents were $2.7 million, compared to cash and cash equivalents of $1.2 million on December 31, 2013. Total assets were $27.8 million, total debt obligations were $8.3 million and stockholders’ equity was $10.5 million at the end of the first quarter of 2014, compared to total assets of $26.5 million, total debt obligations were $6.5 million and stockholders’ equity was $11.2 million at the end of 2013.

For the 2014 first quarter, Adjusted EBITDA was $(530,000) compared to Adjusted EBITDA of $(251,000) in the first quarter of 2013.

Oliva noted that management was especially pleased that on April 7 of this year the Company was able to pay ahead of schedule and in full the remaining principal and interest balances of the two notes originally held by the previous owners of the Company’s former subsidiary ACC. He said these notes had been a costly debt overhang for nearly three years, and going forward they will no longer be included in the Company’s balance sheet. The cash used to pay off these notes came from a combination of current cash flow and a lower-cost and smaller, long-term bank note. Details of the payoff of the notes are in Note 21 of Subsequent Events, in the Financial Section of the Company’s Annual Report on Form 10-K for the period ended December 31, 2013, filed with the U.S. Securities and Exchange Commission (SEC).

Non-GAAP Financial Measures - Reconciliation of Non-GAAP Measures

This news release includes a non-GAAP financial measure, as defined by SEC Regulation G, which management believes provide a meaningful trend of operating performance, and measure of liquidity and the Company’s ability to service debt. The non-GAAP measure included in this news release is Adjusted EBITDA. EMRISE defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation, asset impairments charges, and net other income, less net gain or loss on discontinued operations. Reconciliation between net income (loss) and Adjusted EBITDA is provided in the financial tables at the end of this news release.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets. EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access to public and private communications networks. The use of its network products in public and private, legacy and latest Ethernet and Internet Protocol (IP) networks is a primary growth driver for the Company’s Communications Equipment business units. The use of its power supplies, RF and microwave signal processing devices and subsystems in on-board In-Flight Entertainment and Connectivity (IFE&C) systems is a primary growth driver for the Company’s Electronic Devices business units. EMRISE serves the worldwide base of customers it has built in North America, Europe and Asia through operations in the United States, England and France. For more information on EMRISE, go to www.emrise.com.

EMRISE common stock trades under the symbol EMRI on OTCQB, the venture marketplace for companies that are current in their reporting with a U.S. regulator. Investors can find Real-Time quotes and market information for EMRISE at www.otcmarkets.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, certain matters discussed in this press release, including but not limited to the Company’s belief that the quarterly spread of shipments throughout 2014 is stronger in the second, third and fourth quarters than in the first quarter of this year; the continued improvement in the order rate of communications equipment in this year’s first quarter resulted in improved backlogs at both the Company’s French and U.S. operations; the first quarter of a year is typically the weakest quarter of each year and there is continuing strength in the Company’s operating units; the order rate for power systems remains strong; the continuing escalation of demand for the electronic devices produced by the Company’s UK subsidiaries and used in In-flight Entertainment and Connectivity (IFE&C) systems is encouraging and the order rate for these products is expected to continue; international communications equipment orders, including orders from the U.K. and France, have continued to provide a solid backlog of orders, which remains higher than in recent years; and during this year’s first quarter, there was also the beginning of an improving trend in orders, backlog and shipments in the Company’s operations in the United States that resulted in a modest contribution to the performance of the Communications Equipment segment; and other future-oriented matters are all forward looking statements within the meaning of the Private Securities Litigation Reform Act. The actual future results of EMRISE could differ materially from those statements. Factors that could cause or contribute to such differences include, but are not limited to: failure to meet working capital needs that causes supply interruptions or delays in shipments to customers; cost reductions that do not result in the anticipated level of cost savings; whether the Company can meet its term debt obligations; whether global economic conditions will have a further negative impact on the Company’s sales and/or, overall operations; the impact on the Company’s consolidated results of fluctuations in currency exchange rate of the U.S. dollar against the British Pound Sterling and the Euro; inability to develop new products; unexpected costs, cost increases or lack of expected savings that affect the future profitability of EMRISE; or unexpected delays which prevent timely shipment of current or future orders as expected. The Company also refers you to those factors contained in the “Risk Factors” section of EMRISE’s Annual Report on Form 10-K for the year ended December 31, 2013, the Company’s Quarterly Reports on Form 10-Q, its recent Current Reports on Form 8-K, and other EMRISE filings with the SEC.

TABLES FOLLOW

EMRISE CORPORATION

Condensed Consolidated Statements of Comprehensive Income (Loss)

 (in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2014 (Unaudited)	2013 (Audited)
Net sales	$7,757	$7,691
Cost of sales	5,758	5,414
Gross profit	1,999	2,277
Operating expenses:
Selling, general and administrative	2,335	2,350
Engineering and product development	316	295
Total operating expenses	2,651	2,645
Loss from operations	(652)	(368)
Other income (expense):
Interest income	34	21
Interest expense	(136)	(118)
Other, net	(9)	(103)
Total other expense, net	(111)	6
Loss before income taxes	(763)	(362)
Income tax expense	22	166
Net Loss	(785)	(528)
Foreign currency translation adjustment	$98	$(689)
Comprehensive loss	$(687)	$(1,217)
Weighted average shares outstanding Basic and diluted	10,715	10,698
Loss per share:
Basic and diluted	$(0.07)	$(0.05)

EMRISE CORPORATION

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	March 31, 2014	December 31, 2013
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$2,685	$1,170
Accounts receivable, net of allowances for doubtful accounts of $68 at March 31, 2014 and $70 at December 31, 2013	6,983	7,435
Inventories	6,761	6,357
Current deferred tax assets	83	46
Prepaid and other current assets	664	897
Total current assets	17,176	15,905
Property, plant and equipment, net	4,548	4,475
Goodwill	5,325	5,283
Intangible assets other than goodwill, net	426	457
Deferred tax assets	33	53
Other assets	258	286
Total assets	$27,766	$26,459
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,244	$3,210
Accrued expenses	4,447	4,259
Lines of credit	2,673	1.196
Current portion of long-term debt	2,444	2,672
Income taxes payable	22	36
Other current liabilities	262	261
Total current liabilities	13,092	11,265
Long-term debt	3,198	2,664
Deferred income taxes	28	17
Other liabilities	969	992
Total liabilities	17,287	15,298

Stockholders’ equity:
Preferred stock, $0.01 par value. Authorized 10,000,000 shares; no shares issued and outstanding	-	-
Common stock, $0.0033 par value. Authorized 75,000,000 shares; 10,719,337 and 10,713,337 issued and outstanding at March 31, 2014 and December 31, 2013 respectively.	128	128
Additional paid-in capital	44,210	44,205
Accumulated deficit	(32,709)	(31,924)
Accumulated other comprehensive loss	(1,150)	(1,248)
Total stockholders’ equity	10,479	11,161
Total liabilities and stockholders’ equity	$27,766	$26,459

Reconciliation of Adjusted EBITDA to Net Loss

(Unaudited, in thousands)

	Three Months Ended March 31,
($000s)	2014	2013

Net Income from continuing operations	$(785)	$(528)

Stock based compensation	-	3

Interest income	(34)	(21)

Interest expense	136	118

Other, net	(9)	(103)

Depreciation & Amortization	140	114

Tax provision	22	166

EBITDA	$(530)	$(251)

Use of Non-GAAP Financial Measures In evaluating its business, EMRISE considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation, and net other income, less net income or loss on discontinued operations. Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing EMRISE’s operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with GAAP. Other companies may calculate similar measures differently than EMRISE, limiting their usefulness as comparative tools. EMRISE compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

# # # #